UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   May 20, 2008

Buckeye Partners, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five TEK Park 9999 Hamilton Blvd. Breinigsville, Pennsylvania	18031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (610) 904-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

                On May 20, 2008, Farm & Home Oil Company LLC (“Farm & Home”) and Buckeye Energy Services LLC (“BES”), each of which is an indirect wholly-owned subsidiary of Buckeye Partners, L.P. entered into the credit facility described in Item 2.03 of this report.  The information set forth under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

                On May 20, 2008, Farm & Home and BES (the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with BNP Paribas, as Administrative Agent, Collateral Agent, and Lead Arranger and the other lenders from time to time party thereto (the “Lenders”). The Credit Agreement provides for borrowings up to $250,000,000 under a senior secured revolving credit facility (the “Facility”).  Until the Facility is successfully syndicated, however, the maximum amount available to be borrowed under the Facility will be $150,000,000.  If the Facility is successfully syndicated, and subject to the Borrowers’ satisfaction of certain financial covenants as set forth in the table of financial covenants below, the Borrowers from time to time may elect to increase or decrease the maximum amount available for borrowing under the Facility, referred to as the Facility’s Maximum Sub-Limit, in $50,000,000 increments, but in no event below $150,000,000 or above $250,000,000.  Borrowings under the Facility may be used by the Borrowers to finance the general working capital requirements of the Borrowers, such as the purchase, storage, and sale of crude oil, refined petroleum products, biofuels, transmix, ethanol, natural gas liquids, and natural gas.  Immediately after entering into the Credit Agreement, the Borrowers borrowed approximately $53 million under the Credit Agreement.  The substantial majority of these borrowings were used to repay all amounts outstanding under Farm & Home’s Loan and Security Agreement, dated December 16, 2004, as amended, which was thereafter terminated, and the balance was used to pay transaction fees and expenses related to the new Credit Agreement.

                The Facility’s maturity date is May 20, 2011.  Borrowings under the Facility will bear interest at the Administrative Agent’s Cost of Funds (as defined in the Credit Agreement) plus 1.375%, the Eurodollar Base Rate (as defined in the Credit Agreement) plus 1.375%, or the Prime Rate (as defined in the Credit Agreement), based on the election of the applicable Borrower for each interest period.  The Facility is secured by liens on certain of the assets of the Borrowers, including their inventory, their cash, deposit (other than certain accounts), investment, and hedging accounts, and their receivables and intangibles.

                In addition to revolving credit loans, the Borrowers may borrow Daylight Overdraft Loans (as defined in the Credit Agreement) and Swingline Loans (as defined in the Credit Agreement) and may cause letters of credit to be issued under the Facility.  Such alternative extensions of credit are subject to certain sublimits, based upon the Maximum Sub-Limit that the Borrowers have then elected for the Facility.  Such sublimits are set forth in the following table:

Maximum Sub-Limit	Daylight Overdraft Loan Sub-Limit	364-Day Letters of Credit Sub-Limit	Swing Line Loan Sub-Limit	Subsidiary L/C Sub-Limit
$150,000,000	$10,000,000	$15,000,000	$15,000,000	$30,000,000
$200,000,000	$10,000,000	$20,000,000	$20,000,000	$40,000,000
$250,000,000	$10,000,000	$25,000,000	$25,000,000	$50,000,000

                The Credit Agreement requires the Borrowers to meet certain financial covenants, as summarized in the table below:

Maximum Sub-Limit	Minimum Consolidated Tangible Net Worth	Minimum Consolidated Net Working Capital	Maximum Consolidated Leverage Ratio
$150,000,000	$40,000,000	$30,000,000	7.0:1.00
$200,000,000	$50,000,000	$40,000,000	7.0:1.00
$250,000,000	$60,000,000	$50,000,000	7.0:1.00

                The Maximum Consolidated Leverage Ratio is the ratio of the Borrowers’ Consolidated Total Liabilities (excluding, subject to limitations, the Borrower’s subordinated indebtedness) to Consolidated Tangible Net Worth (increased, subject to limitations, by the amount of the Borrower’s subordinated indebtedness).  The terms Consolidated Tangible Net Worth, Consolidated Net Working Capital, and Consolidated Total Liabilities each are defined in the Credit Agreement.  These terms are not defined under generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

                In addition, the Credit Agreement contains other covenants, including, but not limited to, covenants limiting the Borrowers’ and their subsidiaries’ ability to incur additional indebtedness, to create or incur certain liens on their property, to consolidate, merge or transfer assets, to make dividends or distributions, to dispose of property, to make investments, to modify their risk management policy, or to engage in business activities materially different from those presently conducted.

                The Credit Agreement provides that certain customary events, including, but not limited to, a change of control of the Borrowers, will be an event of default.  During the continuance of an event of default, the Lenders may take a number of actions, including declaring the entire amount then outstanding under the Credit Agreement due and payable.

                The full text of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits.

	10.1	Credit Agreement, dated as of May 20, 2008, by and among Farm & Home Oil Company LLC, Buckeye Energy Services LLC, BNP Paribas and other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
its General Partner

	By:	/s/ Stephen C. Muther
Stephen C. Muther
President

Dated: May 23, 2008

Exhibit Index

Exhibit

10.1	Credit Agreement, dated as of May 20, 2008, by and among Farm & Home Oil Company LLC, Buckeye Energy Services LLC, BNP Paribas and other lenders party thereto.